Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS record Second Quarter 2022 reSults; raises 2022 FORECAST and PROVIDES update ON longer-term Targets

WoodclifF lake, nj – August 3, 2022 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter ended June 30, 2022.

For the quarter ended June 30, 2022, Hudson reported revenues of $103.9 million, an increase of 72% compared to revenues of $60.5 million in the comparable 2021 period. Second quarter revenue growth was driven by increased selling prices for certain refrigerants during the period. Gross margin in the second quarter of 2022 increased to 55%, compared to 36% in the second quarter of 2021, mainly due to the increase in selling price without a material appreciation in the cost basis of certain refrigerants sold. Hudson reported operating income of $49.8 million in the second quarter of 2022, compared to operating income of $14.4 million in the prior year period. The Company recorded net income of $39.8 million or $0.89 per basic and $0.84 per diluted share in the second quarter of 2022, compared to net income of $11.3 million or $0.26 per basic and $0.24 per diluted share in the same period of 2021. Net income during the second quarter of 2022 included an incremental non-cash tax benefit of $11.6 million associated with the release of an income tax valuation allowance as a result of increased profitability.

For the six months ended June 30, 2022, Hudson reported revenues of $188.3 million, an increase of 100% compared to revenues of $94.3 million in the first six months of 2021. Revenue growth in the first half of 2022 was driven by an increase in selling prices for certain refrigerants during the period. Gross margin in the first six months of 2022 increased to 55%, compared to 33% in the first six months of 2021, mainly due to the increase in selling price without a material appreciation in the cost basis of certain refrigerants sold. Hudson reported operating income of $88.1 million in the first six months of 2022, compared to operating income of $16.1 million in the prior year period. The Company recorded net income of $69.4 million or $1.55 per basic and $1.48 per diluted share in the first six months of 2022, compared to net income of $10.2 million or $0.23 per basic and $0.22 per diluted share in the same period of 2021. As stated above, net income during the first six months of 2022 included an incremental non-cash tax benefit of $11.6 million associated with the release of an income tax valuation allowance as a result of increased profitability.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“We delivered strong second quarter results, as evidenced by substantial revenue growth, significantly enhanced margins and increased profitability. We’re seeing consistent momentum as our selling season progresses and our second quarter results reflect sustained strength in the pricing of certain refrigerants. Moreover, our first half profitability and increased cash flow have strengthened our balance sheet by reducing our total debt by $11.1 million during the second quarter of 2022.

“As we’ve mentioned before, 2022 marks the start of industry compliance with the AIM Act, which mandates a 10% stepdown in production and consumption allowances for virgin HFCs in both 2022 and 2023 and a 40% baseline reduction in 2024. This phasedown is expected to drive a significant inflection point for our business as the industry begins to rely on reclaimed refrigerant to meet its HFC needs. As a leading reclaimer, Hudson is uniquely positioned to fill the anticipated HFC supply gap as virgin production is phased out, as well as meeting the demand of all other refrigerants, including CFCs, HCFCs and HFOs. We remain committed to providing the products and services to enable an industry-wide transition to cleaner refrigerants and more efficient equipment. This is an exciting time for our Company, and we are intent on growing our leadership role and strategic partnerships in the refrigerant marketplace and as a steward of environmentally sound, sustainable refrigerant management.”

Company Increases 2022 Forecast and Provides New 3-Year Target

Mr. Coleman continued, “Given the pricing dynamics to date for the current selling season, we are increasing our previously stated 2022 forecast and longer-term targets. Based on current pricing levels, we should see revenues in excess of $290 million for full year 2022.  While we continue to believe margin performance for the full year will moderate due to increases in inventory cost and anticipated stabilization in sales prices during the balance of this season, with our visibility today we now believe full year blended gross margin will be at least in the mid 40% range.

“In 2022, we are seeing the accelerated shift to what we expect will be significantly higher and sustained profitability for the business going forward.  Assuming further HFC price increases related to the HFC phasedown under the AIM Act, albeit at a slower pace than we saw in 2022, we are targeting annualized revenue of greater than $400 million by 2025 with gross margins remaining above historical levels but moderating over the next three years to approximately 35%.  This shift we are seeing to significantly increased profits for the business provides considerably enhanced financial flexibility for us to invest in our long- term growth while also continuing to reduce debt,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the second quarter results today, August 3, 2022 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 252053.

A replay of the teleconference will be available until September 2, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 46167.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2021 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,682	$3,492
Trade accounts receivable – net	43,744	14,223
Inventories	118,664	94,144
Prepaid expenses and other current assets	7,205	8,090
Total current assets	190,295	119,949

Property, plant and equipment, less accumulated depreciation	19,187	20,093
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	18,960	20,357
Right of use asset	7,794	6,803
Other assets	690	710
Total Assets	$284,729	$215,715

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$13,877	$9,623
Accrued expenses and other current liabilities	35,978	30,637
Accrued payroll	2,637	3,931
Current maturities of long-term debt	4,250	5,248
Short-term debt	—	15,000
Total current liabilities	56,742	64,439
Deferred tax liability	90	1,692
Long-term lease liabilities	6,283	5,500
Long-term debt, less current maturities, net of deferred financing costs	80,677	73,145
Total Liabilities	143,792	144,776

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 45,020,087 and 44,758,925, respectively	450	448
Additional paid-in capital	116,943	116,312
Retained earnings (accumulated deficit)	23,544	(45,821)
Total Stockholders’ Equity	140,937	70,939

Total Liabilities and Stockholders’ Equity	$284,729	$215,715

See Accompanying Notes to the Consolidated Financial Statements

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2022	2021	2022	2021
Revenues	$103,941	$60,548	$188,279	$94,328
Cost of sales	46,444	38,720	84,962	63,362
Gross profit	57,497	21,828	103,317	30,966

Operating expenses:
Selling, general and administrative	7,014	6,766	13,838	13,514
Amortization	699	699	1,397	1,397
Total operating expenses	7,713	7,465	15,235	14,911

Operating income	49,784	14,363	88,082	16,055

Other expense:
Net interest expense	2,623	2,872	9,928	5,689
Other expenses	—	5	—	5
Total other expense	2,623	2,877	9,928	5,694

Income before income taxes	47,161	11,486	78,154	10,361

Income tax expense	7,351	209	8,789	160

Net income	$39,810	$11,277	$69,365	$10,201

Net income per common share – Basic	$0.89	$0.26	$1.55	$0.23
Net income per common share – Diluted	$0.84	$0.24	$1.48	$0.22
Weighted average number of shares outstanding – Basic	44,960,464	43,498,908	44,870,642	43,426,463
Weighted average number of shares outstanding – Diluted	47,152,257	46,418,807	46,974,441	45,844,545